(TRANSLATION)

ARTICLES OF INCORPORATION

June 25, 2003

KYOCERA CORPORATION

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

KYOCERA CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.    Trade Name

The name of the Company shall be “KYOCERA KABUSHIKI KAISHA” (in English “KYOCERA CORPORATION”).

Article 2.    Objects

The objects of the Company shall be to engage in the following businesses:

(1)	Manufacture and sale of and research on fine ceramics and various kinds of products utilizing fine ceramics;
(2)	Manufacture and sale of and research on single crystal materials and various kinds of products utilizing single crystal materials;
(3)	Manufacture and sale of and research on composite materials;
(4)	Manufacture and sale of and research on specialty plastics;
(5)	Manufacture and sale of and research on measurement instruments for electronics;
(6)	Manufacture and sale of and research on electronic and electric instruments and parts thereof;
(7)	Manufacture and sale of and research on component parts of automobiles;
(8)	Manufacture and sale of and research on precious metals, precious stones and semiprecious stones and various kinds of products utilizing precious metals, precious stones and semiprecious stones;
(9)	Manufacture and sale of and research on accessories and interior and exterior decorations and ornaments;
(10)	Wholesales and retail sale of health foods;
(11)	Manufacture and sale of and research on material and equipment for medical use;
(12)	Manufacture and sale of and research on equipment utilizing solar energy;
(13)	Manufacture and sale of and research on optical machinery and instruments and precision machinery and instruments and parts hereof;
(14)	Manufacture and sale of and research on machinery and equipment for business use and machinery and equipment for industrial use and parts thereof;
(15)	Manufacture and sale of and research on photosensitive materials for photographic use;
(16)	Design, control and contract of construction relating to public works, building, electric equipment and piping construction;

(17)	Sale, purchase, lease, maintenance and brokerage of real estate;
(18)	Lease, maintenance and management of facilities relating to sports, recreation, medical care, hotels and restaurants, and the travel agency business;
(19)	Road freight handling and warehousing;
(20)	Business relating to non-life insurance agency and life insurance canvassing, and general leasing, factoring and finance business;
(21)	Sale and purchase of various kinds of plants and technology related thereto;
(22)	Design and sale of software relating to computers;
(23)	Disposition through sale and the like and acquisition through purchase and the like of patents and other industrial property rights and know-how appertaining to the preceding items and acting as intermediary in such transactions;
(24)	Businesses relating to import and export of any of the foregoing items; and
(25)	All commercial activities relating or incidental to any of the foregoing.

Article 3.    Location of Principal Office

The principal office of the Company shall be located in Kyoto City.

Article 4.    Public Notices

Public notices by the Company shall appear in The Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 5.    Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be 600,000,000.

Article 6.    Number of Shares Constituting a Share Unit and Non-Issuance of the Certificates for Shares not Constituting a

                    Full Share Unit

1.    The number of shares constituting a single share unit of the Company shall be 100.

2.    The Company shall not issue any certificate for shares relating to the number of shares not constituting a single share unit (the “shares not constituting a full share unit”), except for the cases provided for in the Share Handling Regulations of the Company.

Article 7.    Purchase of Shares to Increase the Number of Shares of Shareholders holding Shares not Constituting a Full

                    Share Unit

Shareholders (which shall hereinafter include beneficial owners) of the Company holding shares not constituting a full share unit may, in accordance with the provisions of the Share Handling Regulations of the Company, require the Company to sell such number of Shares as will, when aggregated with the relevant shares not constituting a full share unit can, constitute a full share unit.

Article 8.    Record Date

1.    The Company shall deem the shareholders holding voting rights entered or recorded in the Shareholders Register (which shall hereinafter include the Register of Beneficial Owners) as of the end of each fiscal year to be those shareholders (which shall hereinafter include beneficial owners) who are entitled to exercise their rights at the ordinary general meeting of shareholders held in respect of the relevant fiscal year.

2.    In addition to the preceding paragraph, the Company may, by resolution of the Board of Directors, and having given prior public notice thereof set a record date an extraordinary basis.

Article 9.    Transfer Agent

1.    The Company shall have a Transfer Agent for the shares.

2.    The Transfer Agent and its office for share handling shall be decided by a resolution of the Board of Directors and public notice thereof shall be given.

3.    The Shareholders Register and the Register of Lost Share Certificate of the Company shall be kept at the Transfer Agent’s share handling office, and the Company shall not handle, but shall have the Transfer Agent handle, the registration of transfer of shares, the purchase of shares not constituting a full share unit by the Company or from the Company and other businesses relating to the shares.

Article 10.    Share Handling Regulations

Denomination of share certificates of the Company, registration of transfer of shares, purchase of shares not constituting a full share unit by the Company and from the Company and other matters relating to share handling and fees therefor shall be provided for in the Share Handling Regulations of the Company established by the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 11.    Convocation

1.    An ordinary general meeting of shareholders of the Company shall be convened within three months after the last day of each fiscal year.

2.    In addition to the preceding paragraph, an extraordinary general meeting of shareholders may be convened whenever necessary.

3.    A general meeting of shareholders shall be held in Kyoto City or at the Shiga Factory of the Company located at Gamo-cho, Gamo-gun, Shiga Prefecture.

Article 12.    Person to Convene Meetings

1.    Unless otherwise provided for by the laws and ordinances, a general meeting of shareholders shall be convened by the President in accordance with a resolution therefor of the Board of Directors.

2.    Should the President be unable to act, one of the other Directors in the order fixed in advance by the Board of Directors shall act in his place.

Article 13.    Chairman of Meetings

1.    The President shall act as a chairman of a general meeting of shareholders.

2.    Should the President be unable to act, one of the other Directors, in the order fixed in advance by the Board of Directors, shall act in his place.

Article 14.    Method of Resolutions

1.    Unless otherwise provided for by the laws and ordinances or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the voting rights of the shareholders present at the meeting.

2.    Resolutions of a general meeting of shareholders pursuant to Article 343 of the Commercial Code shall be adopted by two-thirds or more of the voting rights of the shareholders present at the meeting, at which the shareholders holding one-third or more of the voting rights of all shareholders must present.

Article 15.    Exercise of Voting Rights by Proxy

A shareholder of the Company or his legal representative may exercise his voting rights at a general meeting of shareholders by proxy who shall be another shareholder of the Company possessing voting rights; provided that such shareholder or proxy shall submit to the Company a document evidencing his proxy right prior to the opening of each general meeting of shareholders.

Article 16.    Minutes

The substance of the proceedings at a general meeting of shareholders and the results thereof shall be recorded in the minutes, and the original of such minutes, after the chairman and the Directors present at the meeting have affixed their names and seals thereto, shall be kept for ten years at the principal office of the Company, and copies thereof shall be kept for five years at the branch offices of the Company.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 17.    Number of Directors

The Company shall have not more than forty-five Directors.

Article 18.    Election of Directors

1.    Directors shall be elected at a general meeting of shareholders.

2.    The election as provided in the previous paragraph shall be made by a majority of voting rights of shareholders present who shall represent one-third or more of the total number of the voting rights relating to the issued shares.

3.    For the election of Directors, no cumulative voting shall be used.

Article 19.    Term of Office of Directors

1.    The term of office of the Directors shall end with the conclusion of the ordinary general meeting of shareholders for the last fiscal year within two years after assumption of their offices.

2.    The term of office of the Director elected to increase the number of the Directors or to fill a vacancy shall terminate when the term of office of the other Directors shall terminate.

Article 20.    Election of Executive Directors and Appointment of Counsellors and Advisors

1.    The Board of Directors may appoint, by resolution, an Honorable Chairman of the Board of Directors, a Chairman of the Board of Directors, a President and Director, several Vice-Chairmen and Directors, Executive Vice-Presidents and Directors, Senior Managing Directors, Managing Directors and Advisors and Directors.

2.    The Board of Directors may appoint, by resolution, Counsellors and Advisors.

Article 21.    Representative Directors

1.    The President shall be a Representative Director.

2.    In addition to the Representative Director set forth in the preceding paragraph, the Board of Directors may, by resolution, appoint Representative Directors from among the Directors.

Article 22.    Remuneration and Retirement Allowances of Directors

Remuneration and retirement allowances of Directors shall be determined at a general meeting of shareholders.

Article 23.    Convocation of Meetings of Board of Directors

Notice of meetings of the Board of Directors shall be dispatched to each Director and Corporate Auditor at least three days prior to the date set for such meeting; provided, however, that in the event of emergency such period may be shortened.

Article 24.    Board of Directors Regulations

Unless otherwise provided for by the laws and ordinances or these Articles of Incorporation, matters concerning the Board of Directors shall be provided for in the Board of Directors Regulations established by the Board of Directors.

CHAPTER V

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 25.    Number of Corporate Auditors

The Company shall have not more than five Corporate Auditors.

Article 26.    Election of Corporate Auditors

1.    Corporate Auditors shall be elected at a general meeting of shareholders.

2.    The election as provided in the previous paragraph shall be made by a majority of voting rights of shareholders present who shall represent one-third or more of the total number of the voting rights relating to the issued shares.

Article 27.    Term of Office of Corporate Auditors

1.    The term of office of the Corporate Auditors shall end with the conclusion of the ordinary general meeting of shareholders for the last fiscal year within four years after assumption of their offices.

2.    The term of office of the Corporate Auditor elected to fill a vacancy shall terminate when the term of office of his predecessor would otherwise terminate.

Article 28.    Full-time Corporate Auditor(s)

The Corporate Auditors shall elect from among themselves (a) full-time Corporate Auditor(s).

Article 29.    Remuneration and Retirement Allowances of Corporate Auditors

Remuneration and retirement allowances of Corporate Auditors shall be determined at a general meeting of shareholders.

Article 30.    Convocation of Meetings of Board of Corporate Auditors

Notice of meetings of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three days prior to the date set for such meeting; provided, however, that in the event of emergency such period may be shortened.

Article 31.    Regulations of Board of Corporate Auditors

Unless otherwise provided for by the laws and ordinances or these Articles of Incorporation, matters concerning the Board of Corporate Auditors shall be provided for in the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

CHAPTER VI

ACCOUNTS

Article 32.    Fiscal Year

The fiscal year of the Company shall be a period commencing on April 1 in each year and ending on March 31 of the following year and the accounts of each fiscal year shall be settled on the last day of each fiscal year.

Article 33.    Dividends

Dividends of the Company shall be paid to the shareholders or pledgees who are registered or recorded on the Shareholders Register as of the end of March 31 in each year.

Article 34.    Interim Dividends

The Company may distribute cash, as interim dividends, by the resolution of the Board of Directors to the shareholders or pledgees who are registered or recorded on the Shareholders Register as of the end of September 30 in each year, pursuant to Article 293-5 of the Commercial Code.

Article 35.    Period of Limitation for Dividends

If cash dividends and interim dividends are not collected within three years from the date when the payment thereof becomes due, the Company shall be exempt from its obligation to make such payment.

CHAPTER VII

MISCELLANEOUS

Article 36.    Transfer Agent for Bonds in Foreign Currencies

The Company may have a Transfer Agent outside Japan for the bonds in foreign currencies.